Sub-Item 77Q1: Exhibit A

BANCROFT CONVERTIBLE FUND, INC.
PRICING COMMITTEES CHARTER
(Effective November 19, 2001)

1.	The Pricing Committee for each Fund shall consist of at least three directors, at least one of whom is generally knowledgeable in financial matters, and either has past employment experience in finance or accounting, or has any other experience or background that results in the individual's financial sophistication.  One member of the
Committees shall be an officer of management.  A majority of the members shall be persons who are not "interested persons" of the Funds, as defined in the Investment Company Act of 1940, as amended.
2.	Subject to the general oversight responsibility of the Boards of
Directors of the Funds (the "Boards"), the day-to-day responsibility for valuing the Funds' portfolio securities rests with Davis-Dinsmore Management Company ("Davis-Dinsmore"), as adviser to the Funds. The purpose of the Committees is to assist Davis-Dinsmore in its valuation of the Funds' portfolio securities under the circumstances described in Davis-Dinsmore's Pricing Policies. It is anticipated that the
Committees will meet only as pricing anomalies or issues arise that, due to time constraints, cannot be resolved by the entire Boards of
Directors of the Funds.  The Committees' role is not in any way intended to serve as a substitute for the responsibility of Davis-
Dinsmore to value the Funds' portfolio securities, nor as a substitute for the Boards' general oversight role.
3.	In accordance with the Pricing Policies, the Committees shall:
(a)	assist management in valuing a portfolio security if there is an unexplained disparity of more than 25% from the previous
valuation of such security;
(b)	assist management in valuing a portfolio security for which
market quotations are not available; and
(c)	report any actions taken pursuant to (a) or (b) above to the full
Boards.
4.	If any member has, with respect to any valuation issue considered by the Committees, a material business or financial interest in the company whose securities are being valued, such member shall recuse himself or herself from any discussions or decisions relating to such valuation.
5.	Meetings of the Committees may be held in person or by conference telephone.  Where appropriate, the Committees may take action by written consent in lieu of a meeting.
6.	This Charter may be amended only with the approval of a majority of the independent directors.
7.	Each Fund shall maintain and preserve in an easily accessible place a copy of this Charter and any modification to this Charter.